Exhibit 99.1

                                                                  Execution Copy

                            STOCK PURCHASE AGREEMENT
                            ------------------------

     STOCK PURCHASE AGREEMENT, dated as of July 13, 2009 (the "Agreement"), by and among LRP V Luxembourg Holdings S.a r.l., a corporation incorporated under the laws of The Grand Duchy of Luxembourg (the "Purchaser"), and Centennial Energy Partners, L.P., a Delaware limited partnership, Hoyt Farm Partners, L.P., a Delaware limited partnership, Quadrennial Partners, L.P., a Delaware limited partnership, Centennial Energy Partners V, L.P., a Delaware limited partnership, and Peter K. Seldin (each, a "Seller" and, collectively, the "Sellers").

     1. Purchase and Sale.

     (a) Each Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from such Seller, at the Closing (as defined below) and upon the terms and subject to the conditions, and in reliance upon the representations, set forth herein, such number of shares as is set forth on Schedule A hereto opposite such Seller's name (collectively, the "Shares") of the common shares of Tesco Corporation ("Tesco", and such common shares, the "Tesco Common Stock"), for total consideration per share of $7.45 (the "Per Share Consideration"), and for an aggregate consideration of $37,178,599.20.

     (b) In the event that, prior to the Closing, the number of outstanding shares of Tesco Common Stock is increased or decreased as a result of any stock dividend, stock split, stock combination, recapitalization, reclassification or other change in corporate structure involving Tesco Common Stock or other similar corporate action, the number of Shares subject to this Agreement and the Per Share Consideration shall be equitably adjusted to take into account such event. In the event that, prior to the Closing, the Tesco Common Stock is reclassified or Tesco effects a consolidation, merger or other change in corporate structure such that the Shares are no longer outstanding, the Sellers shall in lieu of the obligation to deliver the Shares hereunder solely be obligated to deliver any cash, securities, property or other assets into which the Shares have been so reclassified or converted.

     2. Purchaser's Representations and Warranties. The Purchaser hereby represents and warrants to each Seller that:

     (a) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder;

     (b) this Agreement is a valid and binding agreement, enforceable against it in accordance with its terms;

     (c) neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of its obligations hereunder, will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any material


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contract, agreement, instrument, commitment, arrangement or understanding to which it is a party, (ii) require any material consent, authorization or approval of any Person (as defined below), or (iii) violate or conflict with any domestic or foreign law, statute, code, rule, regulation, writ, injunction or decree applicable to it; and

     (d) the Purchaser has, or will have at the applicable date or dates, all funds necessary to pay the aggregate Per Share Consideration.

     3. Sellers' Representations and Warranties. Each Seller severally (and not jointly) represents and warrants to the Purchaser that:

     (a) such Seller is duly authorized to execute and deliver this Agreement and to perform his or its obligations hereunder and to consummate the transactions contemplated hereby;

     (b) this Agreement is a valid and binding agreement, enforceable against such Seller in accordance with its terms;

     (c) such Seller has and will have at the Closing legal and valid title to the Shares set forth opposite its name on Schedule A hereto, free and clear of all liens and encumbrances and has all power to vote, dispose of and exercise all other rights with respect to such Shares, subject to the terms of this Agreement;

     (d) the sale and delivery of the Shares to the Purchaser in accordance with the terms hereof will vest in Purchaser legal and valid title to the Shares, free and clear of all liens and encumbrances;

     (e) neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of such Seller's obligations hereunder, will (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any material contract, agreement, instrument, commitment, arrangement or understanding to which such Seller is a party, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to such Seller's Shares, (ii) require any material consent, authorization or approval of any Person, or (iii) violate or conflict with any domestic or foreign law, statute, code, rule, regulation, writ, injunction or decree applicable to such Seller or such Seller's Shares; and

     (f) to the best of each Seller's knowledge, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of each Seller's obligations hereunder, will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any policies of Tesco or any of its subsidiaries including, but not limited to, those governing the trading of the Shares.

     4. Closing. The closing of the purchase and sale of the Shares contemplated hereby (the "Closing") shall take place at the offices of Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, at 10:00 a.m. on the first business day after the


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date that the conditions set forth in Section 5 and Section 6 hereof shall be satisfied or waived (other than those conditions which by their nature will be satisfied at the Closing), or such other time, date or place as the parties may mutually agree. At the Closing:

     (a) the Sellers or one of their Affiliates will sell, transfer and deliver the Shares, via the Depository Trust Company system, free and clear of all liens and encumbrances; and

     (b) the Purchaser will purchase the Shares and deliver to the Sellers the Per Share Consideration in respect of each Share by wire transfer of immediately available funds to the previously designated account(s) of the Sellers.

     5. Conditions to the Purchaser's Obligations. The obligations of the Purchaser to consummate the purchase and sale of the Shares and the conveyance of beneficial ownership therein as provided in this Agreement (the "Transaction") are subject to (i) the representations and warranties of the Sellers hereunder being true when made and being true in all material respects as of the Closing as if made at and as of the date thereof, (ii) the Sellers having complied in all material respects with all agreements and covenants required to be performed by them hereunder at or prior to the Closing, (iii) there not being in effect any injunction or other order issued by a court of competent jurisdiction or governmental agency restraining or prohibiting the consummation of the Transaction and (iv) the Purchaser having received an opinion from the Sellers' counsel that the Transaction may be effected without registration under the Securities Act of 1933, as amended. Notwithstanding anything in this Agreement to the contrary, the Purchaser shall have no obligation to purchase any Seller's Shares at the Closing unless all of the Shares have been delivered free and clear of all liens by the Sellers upon delivery of payment by the Purchaser

     6. Conditions to the Sellers' Obligations. The obligations of the Sellers to consummate the Transaction are subject to (i) there not being in effect any injunction or other order issued by a court of competent jurisdiction or governmental agency restraining or prohibiting the consummation of the Transaction, (ii) the representations and warranties of the Purchaser hereunder being true when made and being true in all material respects as of the Closing as if made at and as of the date thereof, (iii) the Purchaser having complied in all material respects with all agreements and covenants required to be performed by them hereunder at or prior to the Closing and (iv) all consents and approvals from all governmental and self-regulatory authorities necessary for the consummation of the Transaction having been obtained. Notwithstanding anything in this Agreement to the contrary, no Seller shall be obligated to sell such Seller's Shares at the Closing unless the Purchaser purchases all of the Shares at the Closing.

     7. Certain Covenants.

     (a) Each Seller and the Purchaser agrees to use commercially reasonable efforts to cause the conditions to Closing set forth herein to be satisfied as promptly as practicable after the date hereof and to cause the Closing to occur in accordance with the terms hereof. At any time or times from and after the Closing, the Sellers, on the one hand, and the Purchaser, on the other hand, shall, at the request of the other party, execute and deliver any further instruments


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and documents and take all such further action as such other may reasonably request in order to evidence or effect the intents and purposes of the Transaction.

     (b) The Sellers and the Purchaser shall make all necessary filings and other required submissions with respect to this Agreement and the consummation of the transactions contemplated hereby, as required under applicable United States securities laws.

     (c) Neither the Purchaser nor any Seller will take any action that would result in a breach of any covenant, representation or warranty or any other obligation hereunder by such party. Each Seller agrees to notify Purchaser promptly if it learns of any event that would result in a failure of the conditions set forth in Section 5 hereof to be satisfied or that would constitute a breach of any of its representations, warranties or covenants hereunder. The Purchaser agrees to notify the Sellers promptly if it learns of any event that would result in a failure of the conditions set forth in Section 6 hereof to be satisfied or that would constitute a breach of its representations, warranties or covenants hereunder.

     (d) The Purchaser hereby agrees that if it or any of its related funds (collectively, the "Purchaser Entities"), directly or indirectly consummates, or if any Purchaser Entity is part of a group that directly or indirectly consummates, a Change of Control Transaction (as defined below), which Change of Control Transaction is consummated or announced prior to December 31, 2009, at a purchase price per share greater than the Per Share Consideration, the Purchaser shall promptly pay to each Seller an amount of cash equal to: (i) the number of Shares sold to Purchaser by such Seller, multiplied by (ii) the difference of
(A) the purchase price per share of Tesco Common Stock paid by such Purchaser Entity and/or any group that such Purchaser Entity is a part of in such Change of Control Transaction less (B) the Per Share Consideration (in each case, as adjusted for any stock splits, dividends or other recapitalizations).

     8. Distributions. The Sellers agree that the Per Share Consideration shall be reduced by the amount (or, in the case of a non-cash dividend, the fair market value) of dividends per Share declared as of any record date after the date hereof and prior to the Closing; provided, however, that in the event any such dividend that caused a reduction of the Per Share Consideration shall not ultimately be paid to or for the benefit of Sellers, the amount of such reduction shall be reversed or equitably adjusted to take into account such event.

     9. Expenses. Each of the parties hereto shall pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby.

     10. Survival. All representations, warranties and agreements made by the Sellers, or the Purchaser in this Agreement shall survive for one year following the Closing hereunder and any investigation at any time made by or on behalf of any party hereto.

     11. Notices. All notices, claims, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt) as follows:

     (a) If to the Purchaser, to:


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     LRP V Luxembourg Holdings S.a r.l.
     13-15 Avenue de la Liberte
     L-1931 Luxembourg
     Attn: Eric Vanderkerken or Hamish Hector Lawrence Ross
     Telephone: 352 268 901
     Facsimile: 352 268 901 69

     with a copy to (which shall not constitute notice):

     Willkie Farr & Gallagher LLP
     787 Seventh Avenue
     New York, New York
     Attention:  Bruce Herzog/Adam Turteltaub
     Facsimile:  212.728.8111

     (b) If to the Sellers, to:

     Peter K. Seldin
     Managing Member
     Centennial Energy Partners, L.L.C.
     575 Lexington Avenue, 33rd Floor
     New York, NY 10022
     Telephone (212) 753-5150
     Facsimile:  (212) 753-5927

     with a copy to (which shall not constitute notice):

     Seward & Kissel LLP
     One Battery Park Plaza
     New York, NY 10004
     Attention: Robert Van Grover
     Fax: (212) 480-8421

     or such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     12. Specific Performance. Money damages would not be a sufficient remedy for any breach of this Agreement by any party and, in addition to all other remedies available under applicable law, each party shall be entitled to specific performance and to injunctive or other equitable relief as a remedy for any such breach. Neither the Purchaser nor any Seller will oppose the granting of such relief and each will waive any requirement for the posting of any bond or other security in connection therewith.

     13. Termination. This Agreement may be terminated by (a) mutual agreement of the Sellers and the Purchaser, (b) the Sellers or the Purchaser, if the Closing shall not have


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occurred by the date that is two (2) weeks from the date hereof; provided, however, that the right to terminate this Agreement under this Section 13(b) shall not be available to Sellers, on the one hand, or the Purchaser, on the other hand, if such parties' failure to fulfill any obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur before such date, (c) the Purchaser, in the case of any material breach of this Agreement by any Seller, (d) any Seller, in the case of any material breach of this Agreement by the Purchaser or (e) any Seller or the Purchaser, if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their best efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement.

     14. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below:

     (a) "Affiliate" shall mean, with respect to any Person, any other Person controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control," when used with respect to any specified Person, shall mean the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" shall have meanings correlative to the foregoing.

     (b) "Change of Control Transaction" shall mean any transaction, or series of related transactions, pursuant to which the Purchaser Entities, or any group of which they are a part, will have, after giving effect to such transaction(s), direct or indirect record or beneficial ownership (as defined under Rule 13(d) of the Securities Exchange Act of 1934, as amended) of all or substantially all of the assets of Tesco and its subsidiaries, taken as a whole, or 50% or more of the aggregate voting power of Tesco's equity securities including, without limitation, pursuant to a merger, consolidation or other business combination, tender offer, subscription, purchase, recapitalization, exchange offer or similar transaction.

     (c) "Person" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association or joint venture or any other entity, including without limitation, any governmental agency or entity.

     15. Miscellaneous. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto. No party to this Agreement may assign any of its rights or obligations hereunder without the prior written consent of the other parties, except that (i) the rights and obligations of the Purchaser may be assigned to one or more Affiliates of Purchaser, at which time such assignee will be deemed a Purchaser under this Agreement and such assignee shall execute a counterparty signature page to this Agreement, but no such transfer shall relieve the Purchaser of its obligations hereunder if such transferee does not perform such obligations, and (ii) the rights and obligations of a Seller may be assigned to an Affiliate of such Seller to which such Seller simultaneously assigns such Seller's Shares, at which time such assignee will be deemed a Seller under this Agreement and such assignee shall execute a counterparty signature page to this Agreement, but no such transfer shall relieve the transferring Seller of its obligations hereunder


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if such transferee does not perform such obligations. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law). The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the County and State of New York and the Federal courts of the United States of America located in the County and State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court.

     16. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

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     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first written above.



                                   PURCHASER:

                                   LRP V LUXEMBOURG HOLDINGS S.A R.L.



                                   By:      /s/ Eric Vanderkerken
                                         ---------------------------------------
                                   Name:   Eric Vanderkerken
                                   Title:  Authorized Signatory

                                   SELLERS:

                                   CENTENNIAL ENERGY PARTNERS, L.P.

                                   By:      /s/ Peter K. Seldin
                                         ---------------------------------------
                                   Name:   Peter K. Seldin
                                   Title:  Managing Member
                                           Centennial Energy Partners, L.L.C.
                                           As General Partner

                                   HOYT FARM PARTNERS, L.P.

                                   By:      /s/ Peter K. Seldin
                                         ---------------------------------------
                                   Name:   Peter K. Seldin
                                   Title:  Managing Member
                                           Centennial Energy Partners, L.L.C.
                                           As General Partner


                                   QUADRENNIAL PARTNERS, L.P.

                                   By:      /s/ Peter K. Seldin
                                         ---------------------------------------
                                   Name:   Peter K. Seldin
                                   Title:  Managing Member
                                           Centennial Energy Partners, L.L.C.
                                           As General Partner


                                   CENTENNIAL ENERGY PARTNERS V, L.P.

                                   By:      /s/ Peter K. Seldin
                                         ---------------------------------------
                                   Name:   Peter K. Seldin
                                   Title:  Managing Member
                                           Centennial Energy Partners, L.L.C.
                                           As General Partner


                                   PETER K. SELDIN

                                   By:      /s/ Peter K. Seldin
                                         ---------------------------------------


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                                                                      SCHEDULE A
                                                                      ----------



                                     SELLERS
                                     -------

---------------------------------- ----------------- ---------------------------
              Seller                    Shares             Purchase Price
---------------------------------- ----------------- ---------------------------
Centennial Energy Partners,            2,390,476            17,809,046.20
L.P.
---------------------------------- ----------------- ---------------------------
Hoyt Farm Partners, L.P.               1,943,754            14,480,967.30
---------------------------------- ----------------- ---------------------------
Quadrennial Partners, L.P.              521,047              3,881,800.15
---------------------------------- ----------------- ---------------------------
Centennial Energy Partners V,            58,373               434,878.85
L.P.
---------------------------------- ----------------- ---------------------------
Peter K. Seldin                          76,766               571,906.70
---------------------------------- ----------------- ---------------------------

---------------------------------- ----------------- ---------------------------

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